Exhibit 23.3

KELLER & COMPANY, INC.

FINANCIAL INSTITUTION CONSULTANTS

555 METRO PLACE NORTH

SUITE 524

DUBLIN, OHIO 43017

(614) 766-1426	(614) 766-1459 FAX

June 2, 2016

Board of Directors

Bancorp 34, Inc.

Bank 34

500 East 10th Street

Alamogordo, New Mexico 88310

Members of the Boards:

We hereby consent to the use of our firm’s name in (i) the Registration Statement on Form S-1 to be filed by Bancorp 34, Inc., with the Securities and Exchange Commission, and (ii) the Application for Conversion on Form AC to be filed by Bank 34 with the Board of Governors of the Federal Reserve System, in each case as amended and supplemented. We also hereby consent to the inclusion of, summary of and references to our appraisal and our statement concerning subscription rights in such filings, including the prospectus of Bancorp 34, Inc.

Sincerely,

KELLER & COMPANY, INC.

/s/ Michael R. Keller

Michael R. Keller

President

MRK:jmm